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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective January 1, 2000, by and between Caremark Rx, Inc., a Delaware corporation ("Employer"), and John Arlotta ("Officer").

                                    RECITALS

         WHEREAS, Employer desires to continue to retain the services of Officer and Officer desires to serve Employer in the capacity of President/COO of Caremark PSG; and

         WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's continued employment with Employer under this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

         1)       Term.

                  a) Employer agrees to employ Officer, and Officer agrees to serve Employer, on an "at will" basis for such period (such period being the "Term") as Employer desires to employ Officer and Officer agrees to serve Employer. Without limiting the generality of the foregoing sentence, Employer shall have the right to terminate Officer at any time for any reason or no reason without any obligation to Officer other than for Base Salary (as hereinafter defined) earned but unpaid through the date of such termination and for the obligations of Employer pursuant to Section 5 of this Agreement.

         2)       Employment of Officer.

                  a) Position; Duties. Employer and Officer agree that, subject to the provisions of this Agreement, Officer will serve as President/COO of Caremark PSG of Employer.

         3)       Compensation.

                  a) Salary. Employer shall pay Officer a salary in the amount of Five Hundred Thousand Dollars ($500,000.00) per year (pro-rated for any partial year during the Term) (the "Base Salary") payable in equal Bi-weekly installments, less state and federal tax and other legally required withholdings. The Base Salary shall be subject to review and adjustment from time-to-time consistent with past practice.

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                  b)       Incentive Compensation. During the Term, Officer
shall be eligible to receive from Employer incentive compensation in an amount equal to One Hundred (100%) percent of Base Salary (pro-rated for any partial calendar year during the Term), less state and federal tax and other legally required and Officer-authorized withholdings. The incentive compensation contemplated by this Section 3(2) shall be payable to Officer solely at the discretion of the Chief Executive Officer of Employer based upon Officer's performance. The incentive compensation that Officer shall be eligible to earn under this Section 3(b) shall be subject to review and adjustment from time-to-time consistent with past practice.

         4)       Benefits.

                  a) Fringe Benefits. In addition to the compensation and other remuneration provided for in this Agreement, Officer shall be entitled, during the Term, to such other benefits of employment with Employer as are now or may after the date of this Agreement be in effect for employees of Employer at the same level as Officer.

                  b) Expenses. During the Term, Employer shall reimburse Officer promptly for all reasonable travel, entertainment, parking, business meeting and similar expenditures in pursuit and furtherance of Employer's business upon receipt of reasonable supporting documentation as required by Employer's policies applicable to its officers generally.

                  c) Corporate Apartment and Relocation. Employer shall provide Officer an apartment for his use in the greater Northbrook, Illinois, area at no expense to Officer. Additionally, if Officer elects to move from Whitefish Bay, Wisconsin, to the Chicago area, Officer shall be eligible for relocations costs in accordance with Employer's relocation policy for executives, which shall include, without limitation, costs for movement of household goods and certain closing costs associated with the sale of Officer's prior residence and purchase of Officer's new residence.

                  d) Stock Options. Officer shall participate in the stock options plans of the Company. The opportunity for the grant of such options will be reviewed at least annually.

         5)       Termination and Termination Benefits.

                  The following Section provides the basis for terminating this Agreement and the applicable termination benefits payable to Officer. Employer shall provide to Officer the applicable benefits and/or payments set forth below.

                  a) Termination Due to Retirement, Disability or Death. If this Agreement is terminated due to Officer's voluntary retirement, disability, or his death, then Officer shall be entitled to (i) payment of any previously unpaid Base Salary through the date of termination; (ii) payment of Officer's Performance Bonus under Section 3(b) through the date of termination, calculated on the basis of the sum of the total achievable amounts of the Performance Bonus for the current fiscal year, divided by twelve months, and multiplied by the number of months Officer is employed during such fiscal year through the date of termination, with any partial month of employment to be treated as a full month; and (iii) payment of any life insurance, disability or other


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benefits, if any, for which Officer is then eligible under the terms of
Employer's employee retirement, benefit and welfare plans. For purposes of this
Section 5(a), the term "retirement" is defined as the date Officer reaches age 70-1/2, or the date Officer retires in accordance with Employer's retirement arrangements established for Officer with Officer's consent. Further, for purposes of this Section 5(a), the term "disability" is defined as any condition in which Officer has made application for and has been declared eligible to receive long term disability benefits pursuant to Employer's applicable Long-Term Disability Plan. If no such plan exists, then Officer shall submit supporting medical information to Employer that certifies he is totally and permanently disabled and therefore, unable to perform his duties for a minimum of at least 90 days. Employer's Chief Executive Officer shall determine, with the assistance of a medical expert, whether Officer is disabled for purposes of this Section in the absence of a Long-Term Disability Plan.

                  b) Termination by Resignation. Officer shall have the right to voluntarily terminate this Agreement by providing Employer with thirty
(30) days written notice. If Officer voluntarily terminates his employment, other than for Good Reason as defined in Section 5(d), then Officer shall be entitled to only those benefits and payments he is entitled to under the applicable controlling benefit plans and policies. Officer shall not be entitled to any severance or like payments.

                  c) Termination for Cause. Employer shall have the right to terminate this Agreement for Cause by providing Officer written notice as provided below. If Employer terminates Officer for cause, then Officer shall be entitled to only those benefits and payments he is entitled to under the applicable controlling benefit plans and policies. Officer shall not be entitled to any severance or like payments. The term "Cause" shall mean Officer (i) materially breaches any material term of this Agreement, (ii) is convicted by a court of competent jurisdiction of a felony, (iii) refuses, fails or neglects to perform his duties under this Agreement in a manner substantially detrimental to the business of Employer, (iv) engages in illegal or other wrongful conduct substantially detrimental to the business or reputation of Employer, or (v) develops or pursues interests substantially adverse to Employer; provided, however, that in the case of clauses (i), (iii), or (v), no such termination shall be effective unless (1) Employer shall have given Officer 30 days' prior written notice of any conduct or deficiency in performance by Officer that Employer believes could, if not discontinued or corrected, lead to Officer's termination under this Section 5(c), to provide Officer an opportunity to cure such non-compliant conduct or performance, and (2) Officer shall not have cured such non-compliant conduct or performance during such notice period.

                  d) Termination for Good Reason. Officer may terminate this Agreement for Good Reason by providing 30 days written notice to Employer. If Officer terminates this Agreement for Good Reason, then Officer shall be entitled to the termination benefits described in Section 5(e) of this Agreement. For purposes of this Section, "Good Reason" is defined as follows:
(i) A reduction in Officer's total compensation, other than a reduction in connection with an across-the-board salary reduction affecting Employer's Officers' at a comparable level to Officer; (ii) A material reduction in Officer's title, duties or responsibilities unless replaced with a new title, duties or new responsibilities of comparable stature or value to Employer within 30 days; (iii) A material breach of this Agreement by Employer that is not remedied within 30 days after receiving written notice from Officer of such failure; (iv) Any purported termination for Cause or Disability without


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reasonable grounds for the termination; (v) Any change in Officer's primary work location from the greater Chicago, Illinois area; or (vi) Officer ceases to be operationally responsible for the Caremark Pharmaceutical Group business. Notwithstanding the provisions contained in Sections 5(d)(ii) and Section 5(d)(vi), Employer may alter or change Officer's Title and duties as part of a corporate restructuring, provided, Officer remains the functional Chief Operational Officer for either the pharmaceutical benefits business or the therapeutic services business.

                  e) Termination without Cause. Employer may terminate this Agreement without cause at any time and for any reason. If Employer terminates this Agreement without cause, it shall provide Officer with the following termination benefits: (i.) 30 days written notice of Employer's intention to terminate Officer's Agreement without cause; (ii.) Continued payment of Officer's current base salary for three (3) years; (iii.) Continued payment of Officer's current annual incentive bonus for three (3) years; (iv.) Continued coverage under Employer's standard and Officer benefit plans for three
(3) year's in accordance with the terms of the applicable plans, provided, if the terms of the applicable plan does not permit continued coverage, then Employer shall pay to Officer the value of the applicable benefits in lump sum upon termination of employment; and (v.) A right to immediately vest in 100% of all options to purchase Common Stock of Caremark Rx that have been granted to Officer and a period of at least 90 days following termination to exercise all such options.

                  f) Termination following a Change in Control. During the first six months following a change in control, Officer may provide the Successor Employer with written notice requesting the Successor Employer to reconfirm in writing that it intends to continue all of the terms and conditions of this Employment Agreement. If Successor Employer fails to respond to Officer within Sixty (60) days of receipt of Officer's written notice, or if Successor Employer declines to continue all of the terms and conditions of Officer's Employment Agreement, then Officer shall be deemed to be terminated following a change in control. If a successor Employer terminates this Agreement at any time following a change in control, it shall provide Officer with the following termination benefits: (i.) 30 days written notice of its intention to terminate this Agreement; (ii.) A lump sum payment equivalent to three (3) year's of Officer's current base salary; (iii.) A lump sum payment equivalent to three (3) year's of Officer's current annual incentive bonus; (iv.) Continued coverage under Employer's standard and Officer benefit plans for three (3) year's in accordance with the terms of the applicable plans, provided, if the terms of the applicable plan does not permit continued coverage, then Employer shall pay to Officer the value of the applicable benefits in lump sum upon termination of employment; and (v.) The applicable Stock Option Plan shall control the treatment of Officer's unexercised stock options. For purposes of this Agreement, the term "Change in Control" shall mirror the definition of a "Change in Control" contained in the Employer' 1998 Stock Option Plan.

                  g) Full Release of Claims. As a condition precedent to receiving the payments and benefits described in Section 5 of this Agreement, Officer shall be required to execute a full release of all claims for the benefit of Employer in a form provided exclusively by Employer. Upon execution of this release, Employer shall provide and/or begin the payments and benefits described in Section 5, within 10 days.


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                  h)       Subsequent Employment. Subject to the covenants
contained in Section 8 of this Agreement, Officer shall be entitled to receive severance compensation to the extent provided in this Agreement regardless of whether Officer obtains other employment following termination of his employment with Employer.

         6)       Certain Additional Payments By Employer.

                  a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it shall be determined that any payment or distribution by Employer to or for Officer's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Officer shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the excise Tax imposed upon the Payments.

                  Notwithstanding the foregoing provisions of this Section 6, if it shall be determined that Officer is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to Officer such that the receipt of Payments would not give rise to any Excise Tax (the "Reduced Amount"), then no Gross-Up Payment shall be made to Officer and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  All determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be designated by Officer (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and Officer within 15 business days of the receipt of notice from Officer that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting a change in control, Officer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne by Employer. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by Employer to Officer within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Employer and Officer. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent


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with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 6(b) and Officer is required to make a payment of any Excise Tax, the Accounting firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for Officer's benefit.

                  b) Officer shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Officer is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Officer shall not pay such claim prior to the expiration of the 30-day period following the date of which is gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall:

                           (i)      give Employer any information reasonably
requested by Employer relating to such claim;

                           (ii)     take such action in connection with
contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer,

                           (iii)    cooperate with Employer in good faith in
order effectively to contest such claim, and

                           (iv)     permit Employer to participate in any
proceeding relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6, Employer shall control all proceedings taken in connection with such contest and, it its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Officer to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Officer, on an interest-free basis, and shall indemnify and hold Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Officer's taxable year with respect to which such contested amount is claimed


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to be due is limited solely to such contested amount. Furthermore, Employers control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable and the Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  c) If, after Officer's receipt of an amount advanced by Employer pursuant to Section 6(b), Officer becomes entitled to receive any refund with respect to such claim, Officer shall (subject to Employer complying with the requirements of this Section 6(b)) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Officer's receipt of an amount advanced by Employer pursuant to Section 6(b), a determination is made that Officer shall not be entitled to any refund with respect to such claim and Employer does not notify Officer in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         7)       Trade Secrets and Confidentiality

                  a) Trade Secrets. Officer agrees and covenants that, both during the Term and after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer, and shall not directly or indirectly use or disclose, except as Employer authorizes in connection with the performance of Officer's duties, any Trade Secret, as defined below, that Officer may have or acquire during the Term for so long as the such information remains a Trade Secret. The term "Trade Secret" as used in this Agreement shall mean information including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, including without limitation, information received by Employer or Officer from any client or potential client of Employer, which:

                           (i)      Derives economic value, actual or potential,
from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

                           (ii)     Is the subject of reasonable efforts by
Employer or the client from which the information was received to maintain its secrecy.

                  b) Confidentiality. In addition to the covenants set forth in Section 7(a), Officer agrees that, during the Term and for a period of five (5) years after termination of his employment, Officer will hold in a fiduciary capacity for the benefit of Employer and shall not directly or indirectly use or disclose, except as Employer authorizes in connection with the performance of Officer's duties, any Confidential or Proprietary Information, as defined below, that Officer may have or acquire (whether or not developed or compiled by Officer and whether or not Officer has been authorized to have access to such Confidential or Proprietary Information) during the Term. The term "Confidential or Proprietary Information" as used in this Agreement means any secret,


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confidential or proprietary information of Employer, including information received by Employer or Officer from any client or potential client of Employer, not otherwise included in the definition of "Trade Secret" in Section 7(a) above. The term "Confidential or Proprietary Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of the client to which such information pertains.

                  c) Restrictions Supplemental to State Law. The restrictions set forth in Sections 7(a) and 7(b) are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting Employer's right under applicable state law to protect its trade secrets and confidential information.

         8)       Restrictive Covenants.

         As a material inducement for Employer to enter into this Agreement, Officer agrees to the following restrictive covenants.

                  a) Non-competition. During the term of this Agreement and for a period of 3 years after the termination of this Agreement, you shall not, except with Employer's express prior written consent, directly or indirectly, establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any person or entity in any business in competition with Employer or its subsidiaries in any state where the they now conduct, or during such 3 year period, begin conducting, any material business.

                  b) Non-solicitation. During the term of this Agreement and for a period of 3 years after the termination of this Agreement, you shall not, except with Employer's express prior written consent, directly or indirectly, in any capacity, for the benefit of any person or entity: Solicit, interfere with, or divert, any person who is a customer, patient, supplier, employee, salesman, agent or representative of Employer or its subsidiaries, in connection with any business in competition with Employer or its subsidiaries.

                  c) Modification of covenants. If any provision contained in Section 8 subparagraphs (a) or (b) above is later adjudicated to exceed the time, geographic, scope, or other limitations permitted by governing law, then such provisions will be reformed in such jurisdiction to the maximum permissible time, geographic, or scope limitations.

         9)       Miscellaneous.

                  a) Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Officer under this Agreement shall be personal and not assignable.


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                  b)       Notices. Any notice, request, instruction or other
document to be given under this Agreement by any party to the others shall be in writing and delivered in person or by courier, telegraphed, telexed or sent by facsimile transmission or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

                           If to Officer:

                                    John Arlotta
                                    Caremark Rx
                                    2211 Sanders Road
                                    Northbrook, IL 60062

                           If to Employer:

                                    Caremark Rx, Inc.
                                    3000 Galleria Tower
                                    Suite 1000
                                    Birmingham, Alabama 35244
                                    Attn.: Chief Executive Officer

or to such other place as either party may designate as to itself by written notice to the other.

                  c) Waiver; Amendment. No provision of this Agreement may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties.

                  d) Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Alabama, without regard to Alabama's choice of law rules.

                  e) Arbitration. Any disputes or controversies arising under this Agreement shall be settled by arbitration in Birmingham, Alabama in accordance with the rules of the American Arbitration Association relating to the arbitration of commercial disputes. The determination and findings of such arbitrators shall be final and binding on all parties and may be enforced, if necessary, in the courts of the State of Alabama. Notwithstanding the preceding agreement between the parties for arbitration of any disputes or controversies arising from this Agreement contained in this Section 9(e), Employer shall have the right to proceed directly to the appropriate court of equity to enforce the covenants contained in Section 8 of this Agreement and have access to the full range of equitable and legal remedies available from such court of equity.

                  f) Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provisions of this Agreement.


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                  g)       Prior Agreements. This Agreement shall supersede and
void any prior existing agreements between Employer and Officer regarding payments upon termination or due to change in control. Notwithstanding this section, nothing in this Section 9 (g) is intended to have any affect upon Officer's Stock Option Awards or the terms of Employer's Stock Option Plans, or the terms of any benefit plans.

                  h) Severability. If this Agreement shall for any reason be or become unenforceable by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect and, if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


CAREMARK RX, INC.


/s/ E. Mac Crawford                                 /s/ John Arlotta
------------------------                            ----------------------------
E. Mac Crawford                                     John Arlotta
Chairman and CEO


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